EXHIBIT 99.1

Penn Treaty Announces 1st Quarter Earnings Expectations

ALLENTOWN, Pa., May 13 — Penn Treaty American Corporation (NYSE: PTA) today announced its expectations for first quarter net income and diluted earnings per share of $3,118,000 and $.07, respectively.  The Company’s anticipated results in the 2003 quarter include a pre-tax realized gain from its notional experience account and sales of fixed income securities of $4,381,000 or $.05 per share.

The Company has not yet finalized its first quarter, 2003, results due to its continued research, along with its independent accountant, to ensure the appropriate accounting treatment of the technical issues and valuation related to the embedded derivative within its newly-issued convertible subordinated debt.  The Company expects to conclude this research prior to the filing of its Form 10-Q for the period ended March 31, 2003.  The Company’s earnings expectations appropriately recognize all aspects of its normal operations.  The Company does not expect the resolution of these technical issues to have any material negative effect upon its financial condition or results of operations.

For the first quarter of 2002, the Company recorded a net loss of $18,777,000, representing a loss of $1.00 per diluted share.  The 2002 results included a pre-tax net loss from the Company’s notional experience account and sales of equity and fixed income securities of $11,430,000.

The Company expects premium revenue for the 2003 quarter of $83,578,000, compared to $84,236,000 in the 2002 quarter.

The Company will hold an investor conference call to discuss its results on Tuesday, May 13, 2003, at 2:00 p.m. EDT. Investors and analysts may participate by calling 1.888.428.4479.

The Company, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, United Insurance Group Agency, Inc., Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long-term nursing home and home health care.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including, but not limited to, the outcome of its research regarding the treatment of its convertible subordinated debt.  For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.